Exhibit 10.3

1. Date of Agreement	THE BALTCIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO) STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: “SHIPMAN 98” Part I

2. Owners (name, place of registered office and law of registry) (Cl. 1)	3. Managers (name, place of registered office and law of registry) (Cl. 1)

Magnus Carriers Corp.
Name	Name

Panama
Place of registered office	Place of registered office

Panamanian
Law of registry	Law of registry

4. Day and year of commencement of Agreement (Cl. 2)

5. Crew Management (state “yes or no” as agreed (Cl. 3.1)	6. Technical Management (state “yes” or “no” as agreed) (Cl. 3.2)
YES	YES

7. Commercial Management (state “yes or no” as agreed) (Cl. 3.3)	8. Insurance Arrangements (state “yes or “no” as agreed) (Cl. 3.4)
YES	YES

9. Accounting Services (state “yes” or “no” as agreed) (Cl. 3.5)	10. Sale of purchase of the Vessel (state “yes” or “no” as agreed) (Cl. 3.6)
YES	YES

11. Provisions (state “yes” or “no” as agreed) (Cl. 3.7)	12. Bunkering (state “yes” or “no” as agreed) (Cl. 3.8)
YES	YES

13. Chartering Service Period (only to be filed in if “yes” stated in Box 7) (Cl. 3.3(i)) 12 months	14. Owners’ Insurance (state alternative (i), (ii) or (iii) of Cl. 6.3) 6.3(ii) and (iii)

15. Annual Management Fee (state annual amount) (Cl. 8.1)	16. Severance Costs (state alternative (i), (ii) or (iii) of Cl. 8.4(ii))
USD 146,000 (see also Clause 21)	N/A

17. Day and year of termination of Agreement (Cl. 17)	18. Law and Arbitration (state alternative 19.1, 19.2 or 19.3; if 19.3 place of arbitration must be stated) (Cl. 19)
10 years from date of commencement of Agreement set forth in Clause 4 (see also Clause 22)	19.1

19. Notices (state postal and cable address and telefax number for servicing notice and communication to the Owners) (Cl. 20)	20. Notice (state postal and cable address and telefax number for servicing notice and communication to the Managers) (Cl. 20)
[name of Vessel Owning Company] c/o Aries Maritime Transport Ltd. 6, Posidonos Ave., Kallithea 176 64 Athens, Greece FAX: + 30-210 940 9886	Magnus Carriers Corp. 6, Posidonos Ave., Kallithea 176 64 Athens, Greece FAX: + 30-210 940 8984

It is mutually agreed between the party stated in Box 2 and the party stated in Box 3 that this Agreement consisting of PART I and PART II as well as Annexes “A” (Details of Vessel), “B” (Time Charter~~Details of Crew~~), and C (“Initial Budget”) ~~and “D” (Associated vessels)~~ attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART I and Annexes “A”, “B” and “C” ~~and “D”~~ shall prevail over those of PART II to the extent of such conflict but no further.

Signature(s) (Owners)	Signature(s) (Managers)

23248.0001 #536836

PART II

“Shipman 98” Standard Ship Management Agreement

1.	Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them.

“Owners” mean the party identified in Box. 2.

“Managers” mean the party identified in Box 3.

“Vessel” means the vessel ~~or vessels~~ details of which are set out in Annex “A” attached hereto.

“Crew” mans the Master, officers and ratings of the Vessel. ~~of the numbers, rank and nationality specified in Annex “B” hereto.~~

“Crew Support Costs” means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, recruitment and interviews.

“Severance Costs” means the costs which the employers are legally obliged to pay to or in respect of the Crew as a result of the early termination of any employment contract for service on the Vessel.

“Crew Insurances” means insurances against crew risks which shall include but not limited to death, sickness, repatriation, injury, shipwreck unemployment indemnity and loss of personal effects.

“Management Services” means the services specified in sub-clauses 3.1 to 3.8 as indicated affirmatively in Boxes 5 to 12~~.~~ and the undertaking specified in Clause 22.

“Management Cost” means all the expenses (as established pursuant to the terms of Clause 21 and the budget provided under Clause 9) related to the management and operation of the Vessel with the exception of bunkers, agents, port expenses, canal dues and extra war risk insurance.

“Drydocking Allocations” means all the expenses necessary for the preparation and completion of the intermediate and special surveys. Such expenses are but not limited to repairing team, spare parts, traveling costs, supervision costs, shipyard costs and fuel oil consumption associated thereto.

“Management Fee” means the fee set forth in Box 15 for the provision of administrative services by the Managers to the Owners hereunder.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization (IMO) by resolution A.741(18) or any subsequent amendment thereto.

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.

“Time Charter” means for the charter party between Owners as owners and [            ] (the “Time Charterers”) as characters effective as of [insert date], attached hereto as Annex B.

“Agreement” means Part I, Part II, including Additional Clauses 21-30 as well as Annexes A, B & C.

2.	Appointment of Managers

With effect from the day and year stated in Box 4 and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel.

3.	Basis of Agreement

Subject to terms and conditions herein provided, during the period of this Agreement, the Managers shall carry out Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform this Agreement in accordance with sound ship management practice.

~~1.1~~3.1	Crew Management

(only applicable if agreed according to Box 5)

The Managers shall provide suitably qualified Crew for the Vessel as required by the Owners in accordance with the STCW 95 requirements, provision of which includes but it is not limited to the following functions:

(i)	selecting and engaging the Vessel’s Crew, including payroll arrangements, pension administration, and insurances for the Crew other than those mentioned in Clause 6;

(ii)	ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations including Crew’s tax, social insurance, discipline and other requirements;

(iii)	ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag State requirements. In the absence of applicable flag State requirements the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and maintained for the duration of their service on board the Vessel;

(iv)	ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;

(v)	arranging transportation of the Crew, including repatriation;

(vi)	training the Crew and supervising their efficiency;

(vii)	conducting union negotiations;

(viii)	operating the Managers’ drug and alcohol policy unless otherwise agreed.

(ix)	ensuring that any complaints from the Time Charterers with respect to the Master or any of the officers or Crew are immediately investigated, communicating the results of such investigations to the Time Charterers and if such complaints are well-founded ensuring that changes in the appointments are made without delay.

3.2	Technical Management

(only applicable if agreed according to Box 6)

The Managers shall provide subject to Clause 28, technical management which includes, but is not limited to, the following functions:

(i)	provision of competent personnel to supervise the maintenance and general efficiency of the Vessel;

(ii)	arrangement and supervision of dry dockings, repairs, alterations and of the upkeep of the Vessel to the standards required by the Owners provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with the law of the flag of the Vessel and of the places where she trades, and all requirements and recommendations of the classification society;

(iii)	arrangement of the supply of necessary stores, spares and lubricating oil;

(iv)	appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary;

(v)	development, implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code (see sub-clauses 4.2 ~~and 5.3~~).

3.3	Commercial Management

(only applicable if agreed according to Box 7)

The Managers shall provide the commercial operation of the Vessel, as required by the Owners, which includes, but is not limited to, the following functions:

(i)	providing chartering services in accordance with the Owners’ instructions which include, but are not limited to, seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds twelve months in duration ~~the period stated in Box 13~~, consent thereto in writing shall first be obtained from the Owners,

(ii)	arranging of the proper payment to Owners or their nominees of all hire and/or freight revenues or other moneys of whatsoever mature to which Owners may be entitled arising out of the employment of or otherwise in connection with the Vessel,

(iii)	providing voyage estimates and accounts and calculating of hire, freights, demurrage and/or despatch moneys due from or due to the charterers of the Vessel;

(iv)	issuing of voyage instructions;

(v)	appointing agents;

(vi)	appointing stevedores;

(vii)	arranging surveys associated with the commercial operation of the Vessel.

~~1.4~~3.4	Insurance Arrangements

(only applicable if agreed according to Box 8)

The Managers shall arrange insurances in accordance with Clause 6, on such terms and conditions as the Owners shall have instructed or agreed, in particular regarding conditions, insured values, deductibles and franchises.

~~1.5~~3.5	Accounting Services

(only applicable if agreed according to Box 9)

The Managers shall

(i)	establish an accounting system which meets the requirements of the Owners and provide regular accounting services, supply regular reports and records,

(ii)	maintain the records of all costs and expenditure incurred as well as data necessary or proper for the settlement of accounts between the parties.

3.6	Sale or Purchase of the Vessel

(only applicable if agreed according to Box 10)

The Managers shall, in accordance with the Owners’ instructions, supervise the sale or purchase of the Vessel, including the performance of any sale or purchase agreement, ~~but not~~ and negotiation of the same if so instructed by the Owners.

~~1.7~~3.7 Provisions	(only applicable if agreed according to Box 11)

The Managers shall arrange for the supply of provisions..

~~1.8~~3.8 Bunkering	(only applicable if agreed according to Box 12)

The Managers shall arrange for the provision of bunker fuel of the quality specified by the Owners as required for the Vessel’s trade.

4.	Managers’ Obligations

4.1	The Managers undertake to use their best endeavours to provide the agreed Management Services as agents for and on behalf of the Owners in accordance with the terms of the Time Charter so long as it is in effect and sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder. Provided, however, that the Managers in the performance of their management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

4.2	Where the Managers are providing Technical Management in accordance with sub-clause 3.2, they shall procure that the requirements of the law of the flag of the Vessel are satisfied and they shall in particular be deemed to be the “Company” as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.

5.	Owners’ Obligations

5.1	The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement.

~~5.2~~	~~Where the Managers are providing Technical Management in accordance with sub-clause 3.2, the Owners shall:~~

~~(i)~~	~~procure that all officers and ratings supplied by them or on their behalf comply with the requirements of STCW 95;~~

~~(ii)~~	~~instruct such officers and ratings to obey all reasonable orders of the Managers in connection with the operation of the Managers’ safety management system.~~

~~5.3~~	~~Where the Managers are not providing Technical Management in accordance with sub-clause 3.2,~~

~~the Owners shall procure that the requirements of the law of the flag of the Vessel are satisfied and that they, or such other entity as may be appointed by them and identified to the Managers, shall be deemed to be the “Company” as defined by the ISM Code assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.~~

6.	Insurance Policies

The Managers~~Owners~~ shall procure, ~~whether by instructing the Managers under sub-clause 3.4 or otherwise,~~ that throughout the period of this Agreement:

~~1.1~~6.1	at the Owners’ expense, the Vessel is insured for not less than her sound market value or entered for her full gross tonnage, as the case may be for:

(i)	usual hull and machinery marine risks (including crew negligence) and excess liabilities;

(ii)	protection and indemnity risks (including pollution risks and Crew Insurances); and

(iii)	war risks (including protection and indemnity and crew risks) in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with first class insurance companies underwriters or associations; and

(iv)	off-hire (“the Owners~~’~~ Insurances”);

6.2	all premiums and calls on the Owners’ Insurances are paid promptly by their due date,

6.3	the Owners’ Insurances name the Owners and the Managers and, subject to underwriters’ agreement, any third party designated by the Owners or the Managers as a joint assured, with full cover, with the Managers~~Owners~~ obtaining cover in respect of each of the insurances specified in sub-clause 6.1:

~~(i)~~	~~on terms whereby the Managers and any such third party are liable in respect of premiums or calls arising in connection with the Owners’ Insurances; or~~

(ii)	if reasonably obtainable, on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners’ Insurances or

(iii)	on such other terms as may be agreed in writing between the Managers and the Owners, but in all cases subject to the terms and conditions that the Owners shall have agreed with the mortgagees of the Vessel.

Indicate alternative (i), (ii) or (iii) in Box 14. If Box 14 is left blank then (i) applies.

~~1.4~~6.4	written evidence is provided, to the reasonable satisfaction of the Managers, of their compliance with their obligations under Clause 6 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners’ Insurances.

7.	Income Collected and Expenses Paid on Behalf of Owners

7.1	All moneys collected by the Managers under the terms of this Agreement (other than moneys payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Owners in a separate bank account.

7.2	All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 8) may be debited against the Owners in the account referred to under sub-clause 7 but shall in any event remain payable by the Owners to the Managers on demand.

8.	Management Fee

8.1	The Owners shall pay to the Managers for their services as Managers under this Agreement an annual Management Fee as stated in Box 15, which shall be payable to equal monthly installments in advance, the first installment being payable on the commencement of this Agreement (see Clause 2 and Box 4) and subsequent installments being payable every month.

8.2	The Management Fee shall be fixed and subject only to a 3% annual increase on the anniversary date of the Agreement ~~and the proposed fee shall be presented in the annual budget referred to in sub-clause 9.1.~~

8.3	The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery. Without limiting the generality of Clause 7 the Owners shall reimburse the Managers for postage and communication expenses, traveling expenses, and other out of pocket expenses properly incurred by the Managers in pursuance of the Management Services.

8.4	In the event of the appointment of the Managers being terminated by the Owners or the Managers in accordance with the provisions of Clauses 17 and 18 other than by reason of default by the Managers, or if the Vessel is lost, sold or otherwise disposed of, the “Management Fee” payable to the Managers according to the provisions of sub-clause 8.1, shall continue to be payable for a further period of three calendar months as from the termination date. In addition, provided that the Managers provide Crew for the Vessel in accordance with sub-clause 3.1;

(i)	the Owners shall continue to pay Crew Support Costs during the said further period up to~~of~~ three calendar months and in accordance with the crew contract of employment.

~~(ii)~~	~~the Owners shall pay an equitable proportion of any Severance Costs which may materialize, not exceeding the amount stated in Box 16.~~

8.5	If the Owners decide to lay-up the Vessel whilst this Agreement remains in force ~~and such lay-up lasts for more than three months,~~ an appropriate reduction of the management fee for the period ~~exceeding three months until one month before the Vessel is again put into service~~ shall be mutually agreed between the parties.

8.6	Unless otherwise agreed in writing all discounts and commissions obtained by the Managers in the course of the management of the Vessel shall be credited to the Owners.

9.	Budgets and Management of Funds (see also Clause 21)

9.1	The Managers have presented an annual budget for the first three years of this Agreement and shall present to the Owners every three years an annual ~~annually a~~ budget for the Management Cost for the following three years~~twelve months~~ in such form as the Owners require which budget shall include an estimate of the drydocking expenses (the “Drydocking Allocation”) for the Vessel as allocated on a monthly basis over each annual period (the “Drydocking Period”) to cover the next anticipated drydockings for Special Surveys. The budget for the first year (and the second and third years) hereof is set out in Annex “C” hereto. Subsequent annual budgets shall be prepared by the Managers and submitted to the Owners not less than three months before the third anniversary date of the commencement of this Agreement (see Clause 2 and Box 4).

9.2	The Owners shall indicate to the Managers their acceptance and approval of the ~~annual~~ budget within one month of presentation and in the absence of any such indication the Managers shall be entitled to assume that the Owners have accepted the proposed budget.

9.3	Following the agreement of the budget, the Managers shall also prepare and present to the Owners their estimate of the ~~working capita~~l additional requirements which are not part of the Management Cost of the Vessel and the Managers shall each month update this estimate, based thereon, the Managers shall each month request the Owners in writing for the additional funds required to run the Vessel for the ensuing month.~~,~~ Additional requirements includes ~~including~~ the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers, agents costs, canal due, etc ~~or provisions~~. Such funds shall be received by the Managers within ten running days after the receipt by the Owners of the Managers’ written request and shall be held to the credit of the Owners in a separate bank account.

9.4	The Managers shall produce a comparison between budgeted and actual income and expenditure of the Vessel in such form as required by the Owners quarterly~~monthly~~ or at such other intervals as mutually agreed.

9.5	Notwithstanding anything contained herein to the contrary, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services unless in emergency cases and only on a temporary basis.

10.	Managers’ Right to Sub-Contract

The Managers shall ~~not~~ have the right to sub-contract any of their obligations hereunder, including those mentioned in sub-clause 3.1 and 4.2, ~~without the prior written consent of the Owners which shall not be unreasonably withheld~~. In the event of such a sub-contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement.

11.	Responsibilities

11.1	Force Majeure - Neither the Owners nor the Managers shall be under any liability for any failure to perform any of their obligations thereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.

11.2	Liability to Owners -

(i)	Save as otherwise provided for in the additional clauses and ~~W~~without prejudice to sub-clause 11.1 and Clause 23, the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted solely from the ~~negligence,~~ gross negligence or willful default of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder.

(ii)	Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent or willful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under sub-clause 3.1, in which case their liability shall be limited in accordance with the terms of this Clause 11.

11.3	Indemnity - Except to the extent and solely for the amount therein set out that the Managers would be liable under sub-clause 11.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

11.4	“Himalaya” - It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his party while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 11, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 11 the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

12.	Documentation

Where the Managers are providing Technical Management in accordance with sub-clause 3.2 and/or Crew Management in accordance with sub-clause 3.1, they shall make available, upon Owners’ request, all documentation and records related to the Safety Management System (SMS) and/or the Crew which the Owners need in order to demonstrate compliance with the ISM Code and STCW 95 or to defend a claim against a third party.

13.	General Administration

13.1	The Managers shall handle and settle all claims arising out of the Management Services hereunder and keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving third parties.

13.2	The Managers shall, as instructed by the Owners, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.

13.3	The Managers shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters affecting the interests of the Owners in respect of the Vessel.

13.4	The Owners shall arrange for the provision of any necessary guarantee bond or other security.

13.5	Any costs reasonably incurred by the Managers in carrying out their obligations according to Clause 13 shall be reimbursed by the Owners.

14.	Auditing

The Managers shall at all times maintain and keep true and correct accounts in compliance with subclause 3.5(j) above and shall make the same available for inspection and auditing by the Owners at such times as may be mutually agreed. On the termination, for whatever reasons, of this Agreement the Managers shall release to the Owners, if so requested, the originals when possible, or otherwise certified copies, of all such accounts and all documents specifically relating to the Vessel and her operation.

15.	Inspection of Vessel

The Owners shall have the right at any time after giving reasonable notice to the Managers to inspect the Vessel for any reason they consider necessary.

16.	Compliance with Laws and Regulations

The Managers will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Vessel’s flag, or of the places where she trades.

17.	Duration of the Agreement

This Agreement shall come into effect on the day and year stated in Box 4 and shall continue until the date stated in Box 17. Thereafter it shall continue until terminated by the Owners by ~~either party~~ giving ~~to the other~~ notice to the Managers in writing, in which event the Agreement shall terminate upon the expiration of a period of two months from the date upon which such notice was given.

18.	Termination

18.1	Owners’ default

(i)	The Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing if any moneys payable by the Owners under this Agreement ~~and/or the owners of any associated vessel, details of which are listed in Annex “D”,~~ shall not have been received in the Managers’ nominated account within ten running days of receipt by the Owners of the Managers written request or if the Vessel is repossessed by the Mortgagees.

(ii)	If the Owners:

(a)	fail to meet their obligations under sub-clauses 5.2 ~~and 5.3~~ of this Agreement for any reason within their control, or

(b)	proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within ~~a reasonable time to the satisfaction of the Managers~~ 30 days after a written notice to the Owners from the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing.

~~1.2~~18.2	Managers’ Default

If the Managers fail to meet their obligations under Clauses 3 and 4 of this Agreement for any reason within the control of the Managers, the Owners may give notice to the Managers of the default, requiring them to remedy it as soon as practically possible. In the event that the Managers fail to remedy it within ~~a reasonable time to the satisfaction of the Owners~~ 30 days after a written notice to the Managers from the Owners, the Owners shall be entitled to terminate the Agreement with immediate effect by notice in writing without prejudice to any rights of the Owners at such time.

~~1.3~~18.3	Extraordinary Termination

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned.

~~1.4~~18.4	For the purpose of sub-clause 18.3 hereof

(i)	the date upon which the Vessel is to be treated as having been sold or otherwise disposed or shall be the date on which the Owners cease to be registered as Owners of the Vessel;

(ii)	the Vessel shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.

18.5	This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or it if suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

18.6	The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

19.	Law and Arbitration

19.1	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification to re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators; one to be appointed by each of parties hereto, and the third to be appointed by the two so chosen; their decision or that of any two of them shall be final. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

~~1.219.2~~	~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Agreement shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. In cases where neither the claim not any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc, current at the time when the arbitration proceedings are commenced.~~

~~19.3~~	~~This Agreement shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

~~19.4~~	~~If Box 18 in Part I is not appropriately filled in, sub-clause 19.1 of this Clause shall apply.~~

Note:	19.1, 19.2 and 19.3 are alternatives; indicate alternative agreed in Box 18.

20.	Notices

20.1	Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.

20.2	The address of the Parties for service of such communication shall be as stated in Boxes 19 and 20, respectively.

ADDITIONAL CLAUSES 21 – 30 TO SHIP MANAGEMENT AGREEMENT BETWEEN [OWNERS] AND MAGNUS CARRIERS CORP. DATED [INSERT DATE] 2005 FOR THE VESSEL [INSERT NAME OF VESSEL], BEING AN INTEGRAL PART OF SUCH AGREEMENT

21.	Management Cost

The Owners shall compensate the Managers for their expenditures under this Agreement with a daily management cost (the “Management Cost”) of [$            ] for the first twelve (12) months of this Agreement, which Management Cost reflects the budgeted expenditures for the first 12 month period excepting such costs and expenses referred to in Clause 28 hereof. Thereafter, the Management Cost shall be subject to a 3% annual increase on the anniversary date of the Agreement and the proposed cost shall be presented in the annual budget referred to in sub-clause 9.1. The difference between the budgeted and actual expenditures (except for expenses referred to in Clause 28 which shall be for the Owners’ sole account) for the Vessel for any quarterly period (or such other interval as may be mutually agreed) shall be divided equally by the Managers and the Owners. The Managers shall be responsible for the payment of any drydocking expenditures for the Vessel; provided, however, that to meet such drydocking expenditures the Managers may use the proceeds of any combination of the Drydocking Allocations theretofore accumulated during the course of this Agreement and the Management Costs (including Drydocking Allocations) received under those other management agreements for the other vessels in the Aries Maritime Transport Limited fleet. Any difference between the Drydocking Allocation for the Vessel and the actual drydocking expenditures as allocated over the Drydocking Period shall be divided equally by the Managers and the Owners. The Managers shall keep a separate account for the Drydocking Allocations.

The Management Cost shall be payable by the Owners to the Managers in monthly installments in advance, the first installment being payable on the commencement of this Agreement (see Clause 2 and Box 4) and subsequent installments being payable on the first business day of every month thereafter.

The above Management Cost also includes the fixed daily Management Fee of USD 400.00 (or annual USD 146,000.00) as per Box 15, which Management Fee is subject to a 3% annual increase plus USD 500.00 per person per day plus associated traveling and lodging expenses of the Managers’ personnel when traveling to attend to matters in respect of the Vessel.

With respect to the commercial management services provided by the Managers with respect to future charters, the Owners shall pay to the Managers 1.25% of any gross earnings on every charter during the term of this Agreement. Upon the sale/purchase of the Vessel, the Owners shall pay to the Managers, 1.0% of the gross sale/purchase price as agreed between the Owners and the buyers.

22.	Acknowledgement of Time Charter

The Managers have read and are familiar with the terms of the Time Charter, which is attached as Annex B to this Agreement. The Managers undertake to perform, as part of its Management Services, the duties and obligations of the Owners under the Time Charter as if such duties and obligations were specifically set forth herein as duties and obligations of the Managers.

23.	Vessel’s Casualties

Master and/or Managers shall inform Owners immediately by e-mail, telefax or telex if any situation occurs which results, or is likely to result, in significant delays for the Vessel because of damages to the Vessel or its machine systems, including but not limited to, failure of inert gas system, cargo systems or delays from proceeding to assistance to other vessels, or damages to cargo, or in pollution, oil spill and/or oil discharge.

24.	Communications

All communications under this Agreement shall be in the English language.

25.	Assignment Clause

The Owners may assign all of their rights under this Agreement to any mortgagee of the Vessel provided that such assignment shall not otherwise prejudice the rights of the Managers to terminate this

Agreement in accordance with Clauses 18.1 or 23 of this Agreement. Upon satisfaction of the conditions set forth above, Managers hereby agree to enter into an acknowledgement of such assignment in such form as the mortgagee may reasonably require.

26.	Third Party Rights

Except as may be otherwise agreed in writing by the parties with any third party, a person who is not a party to this Agreement may not enforce, or otherwise have the benefit of, any provisions of this Agreement under the Contracts (Rights of Third Parties) Act 1999, and, without limitation, no consent of any such person shall be required for the rescission or amendment of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

27.	Indemnification

The Managers hereby undertake to indemnify the Owners up to an amount equal to ten times the annual Management Fee against the consequences of any failure by Managers to comply with the requirements of this Agreement including any claims made by the Time Charterer against the Owners resulting from the gross negligence or willful misconduct of the Managers in the performance of their obligations under this Agreement (including as set out in Clause 22 hereof, the obligations of the Owners under the Time Charter); provided that Managers’ indemnification for environmental matters shall not extend beyond the protection and indemnity coverage with respect to the Vessel required hereunder.

28.	Changes and/or Improvement necessary for the Operation of the Vessel or imposed by Legislation and/or Class

In the event that any improvement, structural change or the installation of new equipment is imposed by compulsory legislation and/or class rules, the Manager shall, at the expense of Owners, effect such improvement, structural change or installation. The Owners shall reimburse the Managers therefor no later than the fifth business day following notice from the Managers.

In the event any improvement, structural change or the installation of new equipment is deemed necessary by the Managers for the continued operation of the Vessel, Managers shall have the right, at the Owners’ cost, to effect such improvement, structural change or installation, with the Owners consent which shall not be unreasonably withheld.

The Owners shall be notified in writing in advance by the Managers about any changes and/or improvements as aforementioned.

Any change, improvement or installation made pursuant to this Clause 30 shall be the property of Owners and such costs shall not be considered as part of the Management Cost.

29.	Re-Delivery Condition of Vessel

The Managers hereby agree to use their best endeavors that (a) upon re-delivery of the Vessel under the terms of this Agreement, the Vessel shall be in class with no outstanding recommendations and shall be ready to sail and in the same good order and condition as when delivered, ordinary wear and tear consistent with the age of the Vessel at the time of re-delivery excepted, (b) the Managers shall in consultation with the Owners make all corrections and repairs necessary to cause the Vessel to comply with all of the terms of this Clause.

30.	Office Space and Administrative Support

During the term of this Agreement and so long as required by the Owners, the Managers shall, at their own expense, provide all office accommodation, office equipment, office stationery and office staff as required to provide the administrative services hereunder. The Managers agree to provide the Owners with office accommodation at their office at 6, Posidonos Ave., Kallithea, 176 64 Athens, Greece at an extra monthly cost of USD 1,000.00 per Vessel with the understanding that will include portion of the rent and any and all expenses incidental to the office accommodation including, but not limited to telephone, water and electricity, and will be payable by the Owners to the Managers directly.

While occupying the office accommodation under this Agreement, the Owners will have access to certain facilities of the Managers, including the Managers’ computer and telephone service, server, internet connection, postage meter, facsimile and copying facilities.

ANNEX A – Description of Vessel

Annex B – Time Charter

Annex C – Initial Budget